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AMENDMENT NO. 3 TO INVESTMENT SUBADVISORY AGREEMENT

THIS AMENDMENT to the Investment Subadvisory Agreement (the “Amendment”) is made as of the 11th day of September, 2019, by and among American Century Investment Management, Inc. (“Advisor”), a Delaware corporation, and Perella Weinberg Partners Capital Management LP (“PWP”), a Delaware limited partnership. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, the Advisor and PWP are parties to a certain Investment Subadvisory Agreement dated May 5, 2015, as amended on September 12, 2017 and August 1, 2019 (the “Agreement”) in connection with the provision of investment advisory services by PWP to the Funds;

WHEREAS, the Advisor and PWP have agreed to modify certain terms set forth in the Agreement; and

WHEREAS, the American Century Capital Portfolios, Inc. Board of Directors has determined that it is advisable to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    Changes to Section 2. Section 2 is hereby deleted in its entirety and replaced with the following:
“2.    MANAGEMENT SERVICES.

(a)    Subject to the general oversight of the Board and the general supervision, oversight and direction of Advisor, with respect to the PWP Managed Assets, PWP will (i) make investment decisions and provide investment advice with respect to manager selection, asset allocation and investment strategy implementation for the Funds in accordance with each Fund’s respective investment objective and policies as stated in such Fund’s Registration Statement, with the provisions of this Agreement and with such written guidelines as Advisor may from time to time provide to PWP; and (ii) maintain such books and records with respect to the Funds as are required by applicable law or regulation.

(b)    In providing the Management Services, PWP will supervise the Funds’ investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Funds’ assets, subject to the terms of the Agreement. In addition, PWP will furnish Issuer or Advisor whatever information, including statistical data, Issuer or Advisor may reasonably request with respect to the instruments that the Funds may hold or contemplate purchasing.

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(c)    PWP will at all times comply with (i) the policies and procedures of the Funds, Issuer and Advisor of which it has received written notice, (ii) the Rules (as defined in Section 3(c) below) applicable to any Sleeve, and (iii) the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws, rules and regulations (collectively with the Registration Statement, the IPS, the Investment Company Act, the Advisers Act, and the Code, the “Relevant Laws”). PWP will be given prompt notice of any material change to any policy and/or procedures of the Funds. PWP will not be responsible for complying with any such material changes of which it has not received notice.

(d)    PWP shall provide Advisor with the details of any proposed asset allocation or investment strategy recommendation or individual security transaction (“Proposed Trade”), but shall have no authority or responsibility for the execution of any Proposed Trade. PWP will not be responsible for any pre-trade compliance monitoring with respect to any Proposed Trade in the PWP Managed Assets, but will utilize such compliance processes as necessary to confirm that such Proposed Trades are generally appropriate for the Fund and comply with Relevant Laws. Furthermore, PWP agrees that it will provide such information as reasonably requested by Advisor to assist Advisor in confirming the compliance of any such Proposed Trade, and that such information shall be provided in the format and via such means as reasonably requested by Advisor. PWP and Advisor agree they will work jointly to develop such trading and compliance procedures as are necessary to ensure the smooth operation of the Funds. Advisor and not PWP shall be responsible for making all the trades for the Funds and for the pre-trade monitoring of any trades for compliance with the Relevant Laws. PWP and Advisor will work together to establish mutually agreeable procedures and service levels necessary to avoid undue delay in Advisor placing trades, but Advisor shall be responsible for the timely execution of all trades.

(e)    All cash, securities and other assets of the Funds shall be held at all times by such entity or entities engaged by Issuer to be the custodian, including prime brokers and futures commission merchants (collectively, the “Custodian”) in compliance with Section 17(f) of the Investment Company Act. PWP shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall PWP have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the Custodian. Advisor shall provide, or shall direct the Custodian to provide, to PWP from time to time such reports concerning assets, receipts and disbursements with respect to the Funds as PWP may request, including daily information on cash balances available for investment, Fund shareholder activity and market value of the securities held by the Funds. PWP shall be responsible for reviewing the available investable cash balances provided by the Custodian for reasonableness prior to Advisor making allocations to Other Subadvisors (as defined in Section 3(a) below) or advising Advisor to execute trades and as to asset allocation or investment strategy implementation. In providing the Management Services, PWP also shall not be responsible

Execution Version

for trade confirmations, collateral management, monitoring timely settlement of trades, and resolving custody overdrafts resulting from trading or overdraft fees associated therewith.

(f)    Advisor acknowledges and agrees that PWP is not the Funds’ pricing agent, and is not responsible for pricing the securities held by the Funds. However, PWP shall be responsible for reviewing the prices of the PWP Managed Assets used to value the Funds for reasonableness and notifying Advisor of any need to challenge a price provided by a pricing vendor. Upon request, PWP will provide reasonable assistance to the Advisor’s valuation committee or to the Funds’ pricing agents in valuing securities held by a Fund.

(g)    At the reasonable request of Advisor, PWP will participate in educational meetings with intermediaries or others about portfolio management and investment-related matters regarding the Funds.

(h)    PWP makes no representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, including any other clients of PWP or any index.

(i)    PWP is responsible for ensuring that any transactions effected for the PWP Managed Assets between PWP and any Other Subadvisor (as defined in Section 3(a) below) are consistent with the requirements of the Investment Company Act and with the Funds’ policy regarding Section 17 transactions.

(j)    PWP will not advise or act for the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in the Funds or issues of those securities, unless otherwise agreed.

(k)    The Funds have claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the “CPO Exclusion”) and PWP shall not manage the PWP Managed Assets in a manner that would cause any Fund to not qualify for the CPO Exclusion unless otherwise approved by the Advisor in writing.

(l)    In connection with collateral requirements associated with transactions effected with respect to the PWP Managed Assets, Advisor’s administrative agent shall be responsible for moving subadvised assets into and out of any tri-party special custody accounts established by the Funds for bilateral trading agreements and to meet prime brokerage requirements. Advisor is responsible for establishing such tri-party special custody accounts. Advisor will be responsible for posting cash as initial margin and daily variation margin in compliance with Rule 17f-6 under the Investment Company Act for futures transactions in the PWP Managed Assets. Advisor’s administrative agent and not PWP is responsible for the calculation of asset coverage and segregating liquid assets on the Funds’ books for purposes of compliance with Section 18 of the Investment Company Act and the guidance and interpretation of the staff of the SEC.”

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2.    Changes to Section 4. Section 4 is hereby deleted in its entirety and replaced with the following:
“4.    [RESERVED]”
3.    Changes to Section 5. Section 5 is hereby deleted in its entirety and replaced with the following:
“5.    GENERAL PROVISIONS RELATED TO SUBADVISORY SERVICES.
(a)    PWP will keep Issuer and Advisor informed of material developments affecting the Funds of which PWP is aware and will take the initiative to furnish Issuer and Advisor on at least a quarterly basis with whatever information PWP and Advisor believe is appropriate for this purpose.

(b)PWP will use best efforts to provide Issuer and Advisor with such factual information regarding PWP and its personnel, investment records, portfolio holdings, portfolio composition and characteristics reporting, performance reporting including attribution level reporting, statistical data, and other information as Issuer and Advisor reasonably request for the preparation of the Funds’ Registration Statement, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as Issuer and Advisor may reasonably request for the management of the affairs of the Funds and/or Advisor. PWP understands that the Funds and Advisor will rely on such information in the preparation of the Registration Statement, the Funds’ financial statements, and any other such reports.

(c)     PWP shall furnish the Board such periodic, regular and special reports with respect to the Funds and its services hereunder as the Board or Advisor may reasonably request or as may be required by applicable law or regulation. In addition, upon reasonable notice from the Board or Advisor, a representative of PWP shall attend meetings of the Board to make presentations on the Funds’ performance, the performance of the Other Subadvisors, and such other matters relating to PWP, the Subadvisory Services and the Funds as the Board, PWP and Advisor believe is appropriate.

(d)    PWP shall furnish to regulatory authorities any information or reports in connection with the Subadvisory Services as may be lawfully requested, provided, however, that PWP shall not be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to by PWP in writing.

(e)    PWP shall, at Issuer’s or Advisor’s request, certify to Issuer’s independent auditors that sales or purchases aggregated with those of other clients of PWP, as described in Section 4 above, were allocated in a manner it considers to be equitable.

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(f)    PWP shall maintain books and records with respect to the Subadvisory Services hereunder in accordance with applicable federal and state law. Further, in compliance with the requirements of the Investment Company Act, PWP hereby agrees that all records that it maintains for the Funds are the property of Issuer and further agrees to surrender to Issuer promptly upon Issuer’s written request any of such records but shall be entitled to retain copies thereof as long as they are maintained and deleted in accordance with PWP’s records management policy. In addition, PWP agrees to cooperate with Issuer and Advisor when either of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. PWP further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Advisers Act the records it maintains in accordance with Section 2(a)(iv).

(g)    Advisor will vote the Funds’ investment securities in accordance with its proxy voting policies and procedures. PWP shall not be responsible for voting such securities, but upon reasonable request by Advisor will assist Advisor in determining how securities shall be voted.

(h)    To the extent PWP or its affiliates may act as investment manager, investment adviser, sponsor, director or general partner for other customers or accounts (“Other Accounts”), the parties understand that any advice and actions with respect to any of such Other Accounts may differ from the advice given, or the timing or nature of action taken, with respect to the Funds, subject to applicable law. The parties further understand that PWP or its affiliates may engage in transactions or cause or advise Other Accounts to engage in transactions that may differ from or be identical to the transactions engaged in by PWP for the Funds.”
4.    Ratification. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
6.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Margie Morrison
Name: Margie Morrison
Title: Senior Vice President

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By: /s/ Frances Ni
Name: Frances Ni
Title: Authorized Person